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                                                                     EXHIBIT 8.1



             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]

                                 March 14, 1996


AMRE, Inc.
8586 N. Stemmons Freeway
South Tower, Suite 102
Dallas, Texas  75247

AMRE Acquisition, Inc.
8586 N. Stemmons Freeway
South Tower, Suite 102
Dallas, Texas  75247

Dear Sir or Madam:

         You have requested our opinion regarding whether the merger of AMRE Acquisition, Inc. ("Merger Sub") into Facelifters Home Systems, Inc. ("Facelifters") pursuant to which the shareholders of Facelifters will receive shares of AMRE, Inc. (the "Company") in exchange for their shares of Facelifters, (the "Merger") should be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the "Code") by reason of Section 368(a)(2)(E).

         In rendering our opinion, we have examined the Form S-4 Registration Statement dated as of December 22, 1995, and the Merger Agreement dated as of October 31, 1995, as amended, both of which were executed by the Company, Merger Sub, and Facelifters. We have assumed that the transactions contemplated by the Form S-4 Registration Statement, the Merger Agreement, and agreements referenced therein will be consummated as described in such agreements. In addition, our opinion is based upon the current and continued correctness of the Certificates of Representations made to us by the Company, Merger Sub, and Facelifters as well as representations made in the Form S-4 Registration Statement and the Merger Agreement. Where any such factual representation is made to the best knowledge of such a person, the knowledge of the person as to such fact is assumed to be correct. Our opinion is also based upon current law, which is subject to change (possibly retroactively). Any change in the facts or law could change our conclusions and render our opinion inapplicable.
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AMRE, Inc.
AMRE Acquisition, Inc.
March 14, 1996
Page 2


         Based on the foregoing, it is our opinion that the Merger should be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, that the Company, Merger Sub, and Facelifters will each be a party to the reorganization within the meaning of Section 368(b), and that no gain or loss will be recognized by the Company or Merger Sub as a result of the Merger pursuant to sections 354(a) and 361(a) of the Code. This opinion represents our best legal judgment and has no binding effect on the Internal Revenue Service the ("IRS"). Accordingly, no assurance can be given that the IRS or a court would concur with the conclusions reached herein.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local, or foreign, of the Merger or of any transactions related to the Merger. No reference may be made to this opinion letter in any financial statement, or other document, nor may this opinion letter be distributed in any manner without our prior written consent, except (i) such opinion may be furnished to the IRS in connection with an examination of the transactions contemplated by the Merger Agreement and
(ii) we consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.



                                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                    /s/Akin, Gump, Strauss, Hauer & Feld, L.L.P.